UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: February 1, 2012
(Date of earliest event reported)

Texas Rare Earth Resources Corp.
(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	0-53482 (Commission File Number)	87-0294969 (IRS Employer Identification No.)

304 Inverness Way South, Suite 365 Englewood, CO 80112 (Address of principal executive offices)	80112 (Zip Code)

Registrant’s telephone number, including area code:   (303) 597-8737

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On February 1, 2012, Texas Rare Earth Resources Corp. (the “Company”) entered into a Director Appointment Agreement (the “Agreement”), effective January 25, 2012, with Highline Capital Partners, L.P., Highline Capital Partners QP, LP, Highline Master Fund, L.L.C. and Highline Capital Master, L.P. (together, “Highline Capital”), pursuant to which the Company has granted Highline Capital the right to instruct the board of directors of the Company (the “Board”) to appoint one nominee to the Board (the “Highline Nominee”) during the term of the Agreement.  The Agreement serves to extend the director appointment right granted to Highline Capital under the Shareholders Agreement dated January 25, 2011 (the “Shareholders Agreement”) entered into between the Company, Highline Capital, certain affiliates of Highline Capital and certain of the major shareholders of the Company, which terminated on January 25, 2012.

Pursuant to the Agreement, upon receiving written notice of the name, background and qualifications of the Highline Nominee, the Board must, within 30 days, undertake all actions necessary to cause the Highline Nominee to be duly and properly appointed to a seat on the Board.  The Agreement provides for certain mandatory qualifications that the Highline Nominee must meet before being appointed to the Board.  The Highline Nominee will serve on the Board until such time as his or her term expires and his or her successor is duly elected.  The Highline Nominee will be entitled to the same indemnification rights as the other directors serving on the Board.

The Agreement will terminate on the earlier of: (i) May 31, 2012, or (ii) the date and time that Highline Capital and its affiliates own less than 250,000 shares of the common stock of the Company.

The foregoing description of the Agreement and the Shareholders Agreement is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01. Exhibits.

Exhibit Number	Description
10.1	Director Appointment Agreement dated January 25, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXAS RARE EARTH RESOURCES CORP.

DATE: February 6, 2012	By:	/s/ Wm. Chris Mathers
Wm. Chris Mathers Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Director Appointment Agreement dated January 25, 2012